Exhibit 4.2

PENN WEST ENERGY TRUST

AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT AND
OPTIONAL TRUST UNIT PURCHASE PLAN
(as amended and restated as of July 30, 2007)

PURPOSE

The Distribution Reinvestment and Optional Trust Unit Purchase Plan, as amended and restated as of July 30, 2007 (the “Plan”) provides eligible holders (“Unitholders”) of trust units (“Units”) of Penn West Energy Trust (“Penn West”, “we” or “our”) the advantage of acquiring additional Units at potentially lower prices by reinvesting their distributions without paying any commissions, service charges or brokerage fees.  At the discretion of Penn West Petroleum Ltd. (the “Corporation”), the administrator of Penn West, Units will be acquired with distributions either at prevailing market rates or issued from treasury at 95% of the Average Market Price.  Generally, Penn West expects to issue Units from treasury at a discount to satisfy the distribution reinvestment component of the Plan.

Eligible Unitholders may also make optional cash payments of a minimum of $500 up to a maximum of $5,000 per month to purchase additional Units.  Units purchased with optional cash payments will be acquired at prevailing market rates or issued from treasury at the Average Market Price (without a discount).

The Corporation will determine prior to each distribution payment date the amount of equity, if any, that will be made available from treasury under the Plan on that date.  No assurances can be made that Units will be made available from treasury on a regular basis, or at all.

Unitholders who are residents of Canada are eligible to participate in the distribution reinvestment component of the Plan and to purchase new Units with optional cash payments.  Commencing with the distribution payable on September 14, 2007 to Unitholders of record on August 31, 2007, Unitholders that are resident in the United States are eligible to participate in the distribution reinvestment component of the Plan.  United States residents are not eligible to make optional cash payments to purchase additional Units pursuant to the Plan.  With the exception of the foregoing, unless otherwise announced by Penn West, Unitholders who are not residents of Canada are not entitled to participate, directly or indirectly, in the Plan.

DEFINITIONS

“Agent” means CIBC Mellon Trust Company, or such other company as is appointed by Penn West from time to time to act as Agent under the Plan.

“Average Market Price” means the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of the Units on the Toronto Stock Exchange for the ten (10) trading days immediately preceding a distribution payment date on which at least a board lot of Units is traded, appropriately adjusted for certain capital changes (including Unit subdivisions, Unit consolidations, certain rights offerings and certain distributions).

“CDS & Co.” means The Canadian Depositary for Securities which acts as a nominee for many Canadian brokerage firms.

“DTC” means The Depository Trust Company, which acts as a nominee for many United States investment dealers and brokerage firms.

“Nominees” refers to brokers, investment dealers, financial institutions or other nominees who hold Units registered in their own names on behalf of eligible beneficial owners of Units.

“Participants” means registered holders or beneficial owners of at least one Unit who, on the applicable record date for a cash distribution, are eligible to participate in the Plan and elect to do so by, in the case of registered holders, completing and delivering the appropriate authorization form to the Agent or, in the case of beneficial owners having their Nominee register through CDS & Co. or DTC, as applicable, as more particularly described in the Plan.

ADVANTAGES

The Plan provides eligible Unitholders with the advantage of acquiring additional Units at potentially lower prices by reinvesting their distributions without paying any commissions, service charges or brokerage fees.  An eligible Unitholder may, by enrolling in the Plan, direct that cash distributions on all Units registered in the name of such Unitholder, together with cash distributions on Units held for the account of such Unitholder under the Plan, be applied to the purchase of additional Units.  Units acquired with cash distributions will, at the discretion of the Corporation, either be acquired at prevailing market rates or issued from treasury at 95% of the Average Market Price.  Distributions paid on additional Units purchased with reinvested distributions that are held under the Plan will automatically be reinvested in additional Units in accordance with the Plan and the current election of the Participant.

A Canadian resident Participant in the distribution reinvestment component of the Plan may also purchase additional Units under the Plan with optional cash payments, subject to a maximum of $5,000 per month and a minimum of $500 per remittance.  Optional cash payments may be submitted monthly by Canadian resident Participants.  Optional cash payments will, in the discretion of the Corporation, be used to purchase additional Units through the facilities of the Toronto Stock Exchange at prevailing market rates or be issued from treasury at the Average Market Price (without a discount), following each distribution payment date.

Full investment of funds is possible because the Plan permits fractions of Units (to four decimal places) as well as whole Units to be credited to Participants’ accounts.

The Corporation will determine prior to each distribution payment date the amount of equity, if any, that will be made available for issuance from treasury under the distribution reinvestment and optional cash payment components of the Plan on that date and the Corporation will also determine if additional Units will be purchased on the market.  While it is Penn West’s general expectation to issue Units from treasury at a discount to satisfy the distribution reinvestment component of the Plan, no assurances can be made that Units will be made available for issuance from treasury on a regular basis, or at all.  No assurances can be made that if the determination is made to purchase additional Units on the market that a sufficient number of additional Units will be available for purchase on the market.  In such an event, distributions will be paid out in cash.

ADMINISTRATION

CIBC Mellon Trust Company has been appointed as Agent under the Plan.  If CIBC Mellon Trust Company ceases to act as Agent for any reason, another qualified trust company will be designated by Penn West to act as Agent and Participants will be promptly notified of the change.

The Agent acts for and on behalf of the Participants.  On each distribution payment date, Penn West will pay to the Agent all cash distributions made on the Units registered in the name of, or held under the Plan for the account of, Participants who have enrolled in the Plan.  Subject to proration described below under the heading “Proration In Certain Events”, the Agent will use such funds together with all optional cash payments received from such Participants that are eligible to be invested on that distribution payment date, to purchase additional Units in accordance with the Plan.  Additional Units purchased under the Plan will be registered in the name of the Agent, or its nominee, as agent for the Participants, and will be credited to the Participant’s account.

Under the Plan, the Agent will purchase, on each distribution payment date, for each Participant’s account that number of Units, including fractions computed to four decimal places, equal to the amount of the distribution for each Participant invested under the Plan for such Participant’s account divided by 95% of the Average Market Price of a Unit if issued from treasury or, in the discretion of the Corporation, the Agent will purchase Units at prevailing market prices through the facilities of the Toronto Stock Exchange following the distribution payment date.  The Agent will purchase Units with optional cash payments following each distribution payment date at prevailing market prices through the facilities of the Toronto Stock Exchange or from treasury at the Average Market Price (without a discount).

New Units purchased pursuant to the distribution reinvestment component of the Plan, or with optional cash payments, will be held by the Agent in the Participant’s account in accordance with the Plan.

All funds received by the Agent under the Plan, whether cash distributions received from Penn West or optional cash payments received from Participants, will be applied to the purchase of new Units.

The amount of any distribution designated by a Non-Resident Participant (as defined herein) for reinvestment under the Plan will be reduced by the non-Canadian resident withholding tax applicable thereto.  See “Canadian Federal Income Tax Considerations – Non-Residents of Canada” below for further information.

In no event will interest be paid to Participants on any funds held for investment under the Plan.

PARTICIPATION

Registered holders or beneficial owners may participate in the Plan.  Except as noted below, registered holders of at least one Unit may enrol directly in the Plan at any time by completing and delivering to the Agent a duly completed Form A - Distribution Reinvestment Authorization.  The Form A - Distribution Reinvestment Authorization directs Penn West to forward to the Agent all cash distributions on Units registered in the name of the Participant, and directs the Agent to reinvest such distributions, together with cash distributions on Units held by the Agent for the Participant’s account under the Plan, in additional Units in accordance with the Plan.

Beneficial owners of Units that are held by a Nominee may not directly enrol in the Plan, but may participate in the Plan through their Nominee.  Beneficial owners of Units may only participate in the Plan if they (i) transfer their Units into their own name and then enrol in the Plan directly, or (ii) arrange for their Nominee to enrol in the Plan on their behalf by registering with CDS & Co. or DTC.  Beneficial owners of Units should contact the Nominee who holds their Units to provide instructions on how they would like to participate in the Plan.

By completing an Optional Cash Payment Authorization in Form B or Form C, a Canadian resident Participant may also, at the time of enrolling in the Plan, direct that the Agent invest an optional cash payment in additional Units in accordance with the Plan.  See “Optional Cash Payments” below.

A Canadian resident registered owner may make optional cash payments directly by completing and signing “Form B – Optional Cash Payment Authorization – Registered Holder”.

A Canadian resident beneficial owner on whose behalf a Nominee holder has enrolled in the Plan, may only make optional cash payments directly by completing and signing “Form C - Optional Cash Payment Authorization - Beneficial Owner”.  As a result of completing Form C, a beneficial owner will become a registered holder with respect to those Units purchased, as the new Units purchased will be issued in the name of the beneficial owner.  See “Optional Cash Payments” below.

An initial Form A-Distribution Reinvestment Authorization must be received by the Agent from the registered holder on or before the distribution record date in order for the cash distribution to which such record date relates to be reinvested under the Plan.  Beneficial owners of Units which are held through a Nominee in the name of CDS & Co. or DTC, must have their Nominee register with CDS & Co. or DTC on or before such distribution record date or prior to such other deadline as may be set by CDS & Co. or DTC from time to time.  If an initial Form A - Distribution Reinvestment Authorization is received by the Agent from a registered holder after a distribution record date, or the Nominee of a beneficial owner registers with CDS & Co. or DTC after the distribution record date, the distribution to which such record date relates will not be reinvested under the Plan and the Form A - Distribution Reinvestment Authorization or registration with CDS & Co. or DTC will only be effective for purposes of subsequent distributions.

The Forms may be obtained from the Agent at any time or from Penn West’s website at www.pennwest.com - “Investors – Distributions – DRIP - DRIP Overview”.

Once a Unitholder has enrolled in the distribution reinvestment component of the Plan, participation in the manner elected by the Participant continues automatically until the Participant’s participation in the Plan is terminated.  The time at which a termination of Plan participation becomes effective is described under “Termination of Participation” below.  The result of these provisions is that unless a Participant provides written notice of termination at least three (3) business days prior to a distribution record date, termination will only be effective for the next distribution record date.

The Corporation reserves the right to determine, from time to time, a minimum number of Units that a Participant must hold in order to qualify for or continue enrolment in the Plan and reserves the right to refuse participation to, or cancel participation of, any person who, in the opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading.

ELIGIBLE PARTICIPANTS

Unitholders who are residents of Canada are eligible to participate in the distribution reinvestment component of the Plan and to purchase new Units with optional cash payments.  Commencing with the distribution payable on September 14, 2007 to Unitholders of record on August 31, 2007, Unitholders that are resident in the United States are eligible to participate in the distribution reinvestment component of the Plan.  United States residents are not eligible to make optional cash payments to purchase additional Units pursuant to the Plan.  With the exception of the foregoing, unless otherwise determined by Penn West, Unitholders who are not residents of Canada are not entitled to participate, directly or indirectly, in the Plan.

The Corporation and the Agent reserve the right to deny participation in the Plan to, and to not accept Authorization Forms from, any person or agent of such person who appears to be or who the Corporation or the Agent has reason to believe is subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by such person.

OPTIONAL CASH PAYMENTS

Optional cash payments may either be made by Canadian resident registered holders of Units or Canadian resident beneficial owners of Units enrolled in the Plan.  Participants who are Canadian resident registered holders  may make an optional cash payment when first enrolling in the Plan by (i) completing a Form  B - Optional Cash Payment Authorization - Registered Holder, (ii) enclosing with the Form a Canadian dollar certified personal cheque made payable to the Agent, (iii) completing and signing a CIBC Mellon Participant Declaration Form, and (iv) delivering all these items to the Agent together with the Participant’s initial Form A - Distribution Reinvestment Authorization.  (See “Federal Anti-Terrorism and Anti-Money Laundering Legislation” below.)  Thereafter, optional cash payments may be made monthly by certified cheque or bank draft delivered to the Agent at least five (5) business days prior to the distribution payment date together with either a new Form B - Optional Cash Payment Authorization – Registered Holder or the portion from the Participant’s statement of account.  A Form B-Optional Cash Payment Authorization-Registered Holder may be obtained from the Agent or from Penn West’s website at www.pennwest.com - “Investors - Distributions – DRIP - DRIP Overview”.

Canadian resident beneficial owners of Units held by a Nominee once enrolled in the Plan may only make optional cash payments directly by completing and signing a Form C - Optional Cash Payment Authorization – Beneficial Owner and sending such Form together with the optional cash payment directly to the Agent.  Optional cash payments and the applicable Form C must be received by the Agent at least five (5) business days prior to the distribution payment date to be invested in new Units.  A beneficial holder who wishes to make optional cash payments directly must make the declaration set forth in Form C - Optional Cash Payment Authorization - Beneficial Owner that (i) they are a Canadian resident beneficial holder of Units and state who holds the Units for them; and (ii) they have been enrolled in the Plan by their Nominee.  A Canadian resident beneficial owner will become a registered holder for those Units purchased using Form C.  Subsequent optional cash payments may be made by completing Form B - Optional Cash Payment Authorization - Registered Owner or returning the portion from the Participant’s statement of account together with a certified cheque or bank draft for the optional cash payment amount.

Nominees holding Units registered in the name of CDS & Co. will not be able to participate in the optional cash payment component of the Plan unless they withdraw their position from CDS & Co.  Participation by CDS & Co. participants is currently limited to the distribution reinvestment component of the Plan.  However, Form C - Optional Cash Payment Authorization – Beneficial Owner allows a beneficial holder to participate directly as described above.

Optional cash payments cannot exceed $5,000 per Participant per month, or be less than $500 per remittance, and must be received by the Agent (together with a completed Form B or Form C - Optional Cash Payment Authorization, as applicable) at least five (5) business days prior to the distribution payment date in order to be invested in new Units.  Optional cash payments received by the Agent after such time will not be invested in new Units until the next month.  All purchases of Units with optional cash payments will, at the discretion of the Corporation, be made through the facilities of the Toronto Stock Exchange at prevailing market rates or issued from treasury at the Average Market Price (without a discount).  See “Price of New Units” below.

Certified cheques or bank drafts for optional cash payments cannot be post-dated, and interest will not be paid on optional cash payments pending their investment in new Units.

Distributions paid on new Units purchased with optional cash payments will automatically be reinvested in additional Units in accordance with the Plan.

There is no obligation to make an optional cash payment and the amount (subject to the maximum and minimum limits specified herein) may vary from time to time.  However, a direction to purchase new Units with optional cash payments is irrevocable once received by the Agent, and funds will only be returned to a Participant, without interest or deduction thereon, if such funds are not invested in new Units for any reason.

Non-residents of Canada

United States residents are permitted to participate in the Plan only in respect of the distribution reinvestment component of the Plan and are not entitled to make optional cash payments to purchase additional Units pursuant to the Plan.  Residents of any jurisdiction other than Canada and the United States may only participate in the Plan if permitted by the laws of Canada and the jurisdiction in which they reside and the Trust specifically extends the Plan to such jurisdiction.  The Trust is not responsible for providing advice on which countries’ residents may be permitted to participate.  Distributions to be reinvested under the Plan on behalf of Unitholders who are not residents of Canada, including residents of the United States, will be subject to applicable Canadian non-resident withholding tax.  See “Canadian Federal Income Tax Considerations - Non-Residents of Canada” below for further information.

The Trust, the Plan Agent and any Nominee reserve the right to deny participation in the Plan to, and to not accept an Authorization Form from any person or agent of such person who appears to be, or who the Trust, the Plan Agent or such Nominee has reason to believe is, subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by or on behalf of such person.  Unitholders should be aware that certain Nominees may not allow participation in the Plan and the Trust is not responsible for monitoring or advising which Nominees allow participation.

The Plan Agent shall not acquire Units on behalf of a non-resident of Canada if the Plan Agent has received written notice from the Trust that it has determined pursuant to the Trust’s trust indenture either that the Trust’s ability to continue to rely on certain provisions of the Income Tax Act (Canada) for purposes of qualifying as a “mutual fund trust” thereunder is in jeopardy or that it is otherwise in the best interests of the Trust.

FEDERAL ANTI-TERRORISM AND ANTI-MONEY LAUNDERING LEGISLATION

Federal anti-terrorism and anti-money laundering legislation requires that certain personal information be provided by Participants wishing to make optional cash payments.  If an optional cash payment is being made, Participants will initially be required to complete a declaration on CIBC Mellon’s Participant Declaration Form, provide a certified personal cheque and submit these items to the Agent with their completed Form A, and Form B or C Authorization Forms, as applicable.  Authorization Forms with an optional cash payment component will not be processed without a certified personal cheque and a duly completed and signed Participant Declaration Form.

PRORATION IN CERTAIN EVENTS

If, in respect of any distribution payment date, fulfilling all of the elections under the Plan would result in Penn West exceeding the limit on new equity set by the Corporation in its discretion or the aggregate annual limit on new Units issuable, then elections for the purchase of new Units on that distribution payment date will be prorated among all Participants in the distribution reinvestment component of the Plan according to the number of additional Units sought to be purchased.

If the Corporation determines not to issue any equity through the Plan on a particular distribution payment date and the Agent does not purchase Units in the market at prevailing market prices in accordance with the Plan, then all Participants will receive the cash distribution to which they would otherwise be entitled to on such distribution payment date or a refund for optional cash purchases not invested under the Plan (without interest or deduction thereon).

PRICE OF NEW UNITS

Distributions due to Participants and amounts paid under the optional cash payment component of the Plan will be paid to the Agent and will be applied to the purchase of Units.

Subject to the restrictions on the acquisition of additional Units described herein, additional Units may be acquired, at the election of the Corporation, either through the facilities of the Toronto Stock Exchange or from treasury.  The price of Units purchased with distributions will, at the discretion of the Corporation, be either 95% of the Average Market Price (for Units issued from treasury) or the prevailing market rates on the Toronto Stock Exchange.  The price of Units purchased with optional cash payments will, at the discretion of the Corporation, be either purchased at prevailing market rates (i.e. no discount) through the facilities of the Toronto Stock Exchange or issued from treasury at the Average Market Price (without a discount).

With respect to purchases through the Toronto Stock Exchange, additional Units may be acquired through the facilities of the Toronto Stock Exchange at any time during the fifteen (15) business day period following the relevant distribution payment date.

COSTS

No commissions, service charges or brokerage fees are payable by Participants in connection with the purchase of additional Units under the Plan.  All administrative costs of the Plan, including the fees and expenses of the Agent, will be borne by the Corporation.  However, Participants who enrol in the Plan through a Nominee may be subject to fees in accordance with their Nominee.

ACCOUNTS AND REPORTS TO PARTICIPANTS

An account will be maintained by the Agent for each registered Participant other than those held through CDS & Co. or DTC.  Unaudited statements of account will be mailed to each Participant on a monthly basis.  These statements are a Participant’s continuing record of purchases of Units made for such Participant’s account under the Plan and should be retained for income tax purposes.  The Agent will also send annually to each Participant certain tax forms for tax reporting purposes.  Adjusted cost base calculations for tax reporting purposes will be the responsibility of each Participant as the averaging rules may apply so that such calculations may depend on the cost of other Units held by the Participant.

CERTIFICATES FOR UNITS

Units purchased and held under the Plan will be registered in the name of the Agent or its nominee, as agent for the Participants, and certificates for such Units will not normally be issued to Participants unless specifically requested in writing.

A Participant may, upon written request to the Agent and without terminating participation in the Plan, have a Unit certificate issued and registered in the Participant’s name for any number of whole Units held for the Participant’s account under the Plan.  Certificates will normally be issued within three (3) weeks of receipt by the Agent of the Participant’s written request for a certificate.  Any remaining whole Units and any fraction of a Unit will continue to be held for the Participant’s account under the Plan.  This does not apply to Participants who are participating via CDS & Co. or DTC or another Nominee.

Accounts under the Plan are maintained in the names in which Units are registered at the time the Participants entered the Plan, and certificates for whole Units will be exactly as registered when issued.

Units held by the Agent for a Participant under the Plan may not be pledged, sold or otherwise disposed of by the Participant while so held.

TERMINATION OF PARTICIPATION

A Participant may voluntarily terminate participation in the Plan by delivering to the Agent a written notice of termination signed by such Participant or by having such Participant’s Nominee terminate through CDS & Co. or DTC, if applicable.  If the Agent does not receive the notice of termination at least three (3) business days before a distribution record date, settlement of a Participant’s account will not commence until after the next investment has been completed.  In such event, the Participant will receive a certificate for the number of whole Units held by the Agent in such Participant’s account and a cheque for any remaining fraction of a Unit so held and any optional cash payments held by the Agent that had not yet been invested (without interest or deduction thereon).  Any fractional Unit interest will be paid based on the closing market price of a Unit on the Toronto Stock Exchange on the date participation is terminated by the Agent after receipt by the Agent of the notice of termination.

Participation in the Plan will be terminated by the Agent after receipt of a written notice of the death of a Participant and instructions to terminate from anyone acting in a representative or fiduciary capacity.  Such request must be accompanied by satisfactory evidence of the appointment and authority to act.  A certificate for the number of whole Units held for the account of a deceased Participant under the Plan will be issued by Penn West in the name of the estate of the deceased Participant or the deceased Participant’s Nominee, as appropriate, and the Agent will send to the authorized representative or Nominee of the deceased Participant such certificate and a cheque in payment for any remaining fraction of a Unit in the deceased Participant’s account and any optional cash payments held by the Agent that had not yet been invested (without interest or deduction).

If a written termination notice or notice of a Participant’s death is received by the Agent less than three (3) business days before a distribution record date, then the Participant’s account will not be closed, and participation in the Plan will not be terminated, until after the distribution payment date to which such record date relates.

RIGHTS OFFERING

In the event that Penn West makes available to its Unitholders rights to subscribe for additional Units or other securities, rights certificates will be issued by Penn West to each Participant in respect of whole Units held in a Participant’s account under the Plan on the record date for such rights issue.

There will be no rights issuable on a fraction of a Unit held for a Participant’s account.

SUBDIVISIONS

If Units of Penn West are distributed pursuant to a subdivision of Units, such Units received by the Agent for Participants under the Plan will be held by the Agent and credited by the Agent proportionately to the accounts of the Participants in the Plan.  A certificate for any Units resulting from such a subdivision of Units that are registered in the name of a Participant, rather than the name of the Agent, will be sent directly to the Participant in the same manner as to Unitholders who are not participating in the Plan.

UNITHOLDER VOTING

Whole Units held for a Participant’s account under the Plan on the record date for a vote of Unitholders will be voted in accordance with the instructions of the Participant given on a form to be furnished to the Participant.  Units for which instructions are not received will not be voted.  No voting rights will attach to any fraction of a Unit held for a Participant’s account under the Plan.

RESPONSIBILITIES OF PENN WEST AND THE AGENT

Neither Penn West nor the Agent shall be liable for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims for liability:

(a)                                  arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(b)                                 with respect to the prices and times at which Units are purchased for the account of or on behalf of a Participant;

(c)                                  with respect to decisions by the Corporation to raise or not raise equity through the Plan in any given month, or the amount of equity raised, if any;

(d)                                 arising out of a prorating, for any reason, of the amount of equity available under the Plan in the circumstances described herein; and

(e)                                  arising out of a failure by the Agent to purchase additional Units with an optional cash payment.

Participants should recognize that neither Penn West nor the Agent can assure a profit or protect them against a loss on the Units purchased under the Plan.

Unitholders should also be aware that certain Nominees may not allow participation in the Plan, and neither the Trust nor the Agent is responsible for monitoring or advising which Nominees allow participation.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

Penn West reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the Participants.  Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange or the New York Stock Exchange.  All Participants will be sent written notice of any such amendment, suspension or termination.  In the event of termination of the Plan by Penn West, the Agent will send to the Participants (or to their Nominees, as applicable) certificates for whole Units held for Participants’ accounts under the Plan and cheques in payment for any remaining fractions of Units in Participants’ accounts or for any optional cash payments held by the Agent that had not yet been invested (without interest or deduction thereon).  In the event of suspension of the Plan by Penn West, no investment will be made by the Agent on the distribution payment date immediately following the effective date of such suspension.  Any optional cash payments which are not invested as of the effective date of such suspension and any Unit distributions subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the Participants (without interest or deduction thereon).

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary only of certain Canadian federal income tax considerations relevant to participation in the Plan for purposes of the Income Tax Act (Canada) (the “Tax Act”).  This summary is based upon the current provisions of the Tax Act and the Regulations thereunder, the current provisions of the Canada – United States Income Tax Convention (1980) (the “Canada – U.S. Tax Treaty”) and our understanding of current published administrative practices of the Canada Revenue Agency.  Subject to the following sentence, this summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”).  This summary does not take into account the amendments to the Tax Act implementing the new tax on publicly traded income trusts and limited partnerships, which are described in our Form F-3 Registration Statement under the Securities Act of 1933 filed in respect of this Plan on August 9, 2007.  This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, regulatory or legislative action, or in administrative practice, nor does it take into account the provincial or territorial laws of Canada or the tax laws of any foreign country.  No assurances can be given that the Proposed Amendments will be enacted as proposed or that legislative, judicial or administrative changes will not modify or change the statements expressed herein after the effective date of this Plan.  This summary is not intended to be legal or tax advice to any particular Unitholder and Unitholders are urged to consult their tax advisors as to their particular tax position.

Residents of Canada

The fact that distributions are reinvested under the terms of the Plan does not relieve Unitholders of any liability for taxes that may be payable on such distributions.  To the extent that a distribution from the Trust would be included in the income of Unitholders for the purposes of the Tax Act, such amount will be included in the income of Unitholders who elect to reinvest such amount in new Units under the Plan.

The cost to a Unitholder of Units acquired pursuant to the optional cash payment component of the Plan will be equal to the amount of optional cash payments made by the Unitholder.

The Canada Revenue Agency (the “CRA”) generally takes the position that the amount, if any, by which the fair market value of any Units acquired pursuant to the distribution reinvestment component of the Plan on the date of purchase of such Units exceeds the purchase price therefor must be included in the income of the Unitholder.  Unitholders should note that neither the Trust nor the Agent is required to provide, and will not be providing, any notice or report to Unitholders in respect of such income.

Where the Units acquired pursuant to the distribution reinvestment component of the Plan are capital property to the Unitholder, the amount added to the Unitholder’s income will be added in computing the cost to the Unitholder of such Units for purposes of determining the adjusted cost base and capital gain or loss on the disposition of such Units.  The cost of such Units held as capital property by the Unitholder must be averaged with the cost of all other Units held by the Unitholder as capital property for the purpose of determining the adjusted cost base of all Units held by the Unitholder as capital property pursuant to the averaging provisions of the Tax Act.

If a Unitholder disposes of Units acquired under the Plan which are capital property, the Unitholder will recognize a capital gain (or a capital loss) to the extent that the proceeds of disposition exceed (or are less than) such adjusted cost base of the Units held by the Unitholder immediately before the disposition.  One-half of the capital gain (the “taxable capital gain”) must be included in income of the Unitholder for the year in which the disposition occurs and one-half of a capital loss (the “allowable capital loss”) generally may be deducted by the Unitholder against taxable capital gains for the year of disposition, in any of the three preceding years, or in any subsequent year, subject to the detailed provisions of the Tax Act.

Non-Residents of Canada

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a Participant in the Plan who, for purposes of the Tax Act and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) Units in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a “Non-Resident Unitholder”).

Generally, that portion of the distributions paid by Penn West to a Non-Resident Unitholder that constitutes a portion of the net income of Penn West for a taxation year that is paid or becomes payable to the Non-Resident Unitholder in that particular taxation year is subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under an applicable bilateral tax treaty.  In the case of a Non-Resident Unitholder who is a resident of the United States for purposes of the Canada – U.S. Tax Treaty, the rate of such withholding is generally reduced to 15%.

All other distributions paid by Penn West to a Non-Resident Unitholder are subject to Canadian withholding tax under the Tax Act at a rate of 15%.  This rate generally is not reduced under any of Canada’s tax treaties.  A Non-Resident Unitholder who disposes of Units (or units of other mutual fund trusts similar to Penn West) at a loss (calculated in Canadian dollars and pursuant to the rules of the Tax Act) may be entitled to obtain a refund of all or a portion of any such withholding tax paid.

It is not certain whether the amount by which the fair market value of the Units received by a Non-Resident Unitholder on a reinvestment of cash distributions pursuant to the Plan exceeds the amount of the cash reinvested (that is, the 5% discount) is subject to this 15% withholding tax.  In the event that Penn West determines that it is, Penn West will withhold such tax and remit it to the Canadian government.

As a consequence of these withholding taxes, the amount that may be reinvested in the Plan by a Non-Resident Unitholder, and the number of Units received by a Non-Resident Unitholder on a reinvestment of cash distributions, will be reduced by the amount of taxes withheld.

Generally, subject to the comments in the next paragraph with respect to an in specie redemption of Units, no Canadian taxes will be payable by a Non-Resident Unitholder in respect of the disposition by the Non-Resident Unitholder of Units, provided the Units do not constitute “taxable Canadian property” (within the meaning of the Tax Act) to the Non-Resident Unitholder.  Generally, Units will not constitute taxable Canadian property to a Non-Resident Unitholder at a particular time provided the Non-Resident Unitholder, persons with whom the Non-Resident Unitholder does not deal at arm’s length (within the meaning of the Tax Act), or the Non-Resident Unitholder, together with such persons did not own 25% or more of the issued Units at any time during the 60 month period that ends at that particular time, and provided further that Penn West qualifies as a “mutual fund trust” under the Tax Act at the time of the disposition.

If a Non-Resident Unitholder requests a redemption of his or her Units, the Non-Resident Unitholder may, as a consequence, receive a direct interest in notes of the Corporation.  The Canadian income tax consequences to a Non-Resident Unitholder of owning and disposing of such securities are not described herein.  Moreover, it is unclear whether proceeds received on a redemption of Units will be subject to the 15% withholding tax discussed above.  Non-resident unitholders are urged to consult their own tax advisors before requesting redemption of their Units.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of the material United States federal income tax consequences of the ownership and disposition of our Units to a Unitholder who is a United States person and who holds our Units as capital assets (referred to as a “United States unitholder”).  This description is for general information purposes only and is based on the United States Internal Revenue Code of 1986, as amended (referred to as the “Code”), Treasury regulations promulgated under the Code, and judicial and administrative interpretations of the Code and those regulations, all as in effect on August 9, 2007 and all of which are subject to change, possibly with retroactive effect.  The tax treatment of a United States unitholder may vary depending upon his particular situation.  Some holders (including persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax and broker-dealers) may be subject to special rules not discussed below.  The discussion below does not address the effect of any state, local or foreign tax law on a United States unitholder.  There can be no assurance that the United States Internal Revenue Service (the “IRS”) will take a similar view as to any of the tax consequences described in this summary.  Purchasers of our Units are advised to consult their own tax advisors with respect to an investment in our Units.

For purposes of this description, a “United States person” means any one of the following:

•                                         an individual who is a citizen or resident of the United States;

•                                         a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or of any political subdivision of the United States;

•                                          an estate that is subject to United States federal income taxation without regard to the source of its income; or

•                                         a trust, if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has made a valid election to be treated as a United States person.

If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of Units, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.  Partners and partnerships should consult their tax advisors as to the particular federal income tax consequences applicable to them.

REQUIRED NOTICE

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, UNITHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PLAN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY UNITHOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON UNITHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH UNITHOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Our Classification as a Foreign Corporation

Although we are organized as an unincorporated open-end investment trust under Canadian law, we should be classified as a foreign corporation for United States federal income tax purposes under current Treasury regulations.  Accordingly, our Units should be treated as shares of stock of a foreign corporation for United States federal tax purposes.  The discussion below reflects this classification and employs terminology consistent with this classification, including references to “dividends” and “earnings and profits”.

Amount Capable of Inclusion in Income

For United States federal income tax purposes, a United States unitholder who is a participant in the Plan will be treated as receiving a distribution equal to the sum of (i) the fair market value as of the distribution payment date of Units acquired pursuant to the Plan, and (ii) any Canadian taxes which we withhold with respect to the distribution.  The amount treated as a distribution will be capable of inclusion in the United States unitholder’s income as a taxable dividend to the extent of Penn West’s current and accumulated earnings and profits, as determined for United States federal income tax purposes.  These dividends will not be eligible for the dividends received deduction, which is generally allowed to United States corporate shareholders on dividends received from a domestic corporation.  Any portion of the distribution in excess of Penn West’s earnings and profits will first be treated as a tax-free return of capital to the extent of the United States unitholder’s tax basis in its Units and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of the Units).  To the extent that the distribution exceeds the United States unitholder’s tax basis, the excess will constitute gain from a sale or exchange of the Units.  A United States unitholder will generally recognize gain or loss upon the sale or exchange of our Units equal to the difference (if any) between the amount the United States unitholder realizes on the sale or exchange and its adjusted tax basis in our Units.  Subject to the passive foreign investment company rules discussed below, any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States unitholder’s holding period for the Units is more than one year at the time of the sale or exchange.

For taxable years beginning on or before January 1, 2011, a dividend paid by us generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) we are a “qualified foreign corporation” (as defined below), (b) the United States unitholder receiving such dividend is an individual, estate or trust, and (c) such dividend is paid on our Units that have been held by such United States unitholder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.”

We will generally be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) we are eligible for the benefits of the Canada-U.S. Tax Treaty, or (b) our Units are readily tradable on an established securities market in the U.S.  However, even if we satisfy one or more of such requirements, we will not be treated as a QFC if we are a “passive foreign investment company” (as defined below) for the taxable year during which we pay a dividend or for the preceding taxable year.

As discussed below, we do not believe that we were a “passive foreign investment company” for the taxable year ended December 31, 2006, and based on current business plans and financial projections, we do not expect that we will be a “passive foreign investment company” for the taxable year ending December 31, 2007.  (See “Passive Foreign Investment Company Considerations” below).  Accordingly, we expect to be a QFC for the taxable year ending December 31, 2007.

If we are not a QFC, a dividend paid by us to a United States unitholder, including a United States unitholder that is an individual, estate or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).  The dividend rules are complex, and each United States unitholder should consult its own tax advisor regarding the dividend rules.

Foreign Currency Gains

Taxable dividends with respect to our Units that are paid in Canadian dollars will be included in the gross income of a United States unitholder as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is received by the unitholder regardless of whether the Canadian dollars are converted into U.S.  dollars at that time.  A United States unitholder who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss.  United States unitholders are urged to consult their own tax advisors concerning the United States tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis United States unitholder who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our Units, the amount realized will be based on the U.S.  dollar value of the foreign currency received with respect to the Units as determined on the settlement date of the sale or exchange.  An accrual basis United States unitholder may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of Units, provided that the election is applied consistently from year to year.  This election may not be changed without the consent of the IRS.  If an accrual basis United States unitholder does not elect to be treated as a cash basis taxpayer, that United States unitholder may have a foreign currency gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the currency received on the date of the sale or exchange of the Units and the date of payment.  This currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by that United States unitholder on the sale, exchange or other disposition of the Units.

Basis and Holding Period

The tax basis of Units received by a United States unitholder pursuant to the Plan will equal the fair market value as of the distribution payment date of those Units, and the holding period for those Units will begin on the day after the distribution payment date.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a passive foreign investment company (“PFIC”).  In the absence of any qualified electing fund (“QEF”) or mark to market election, if Penn West were to be treated as a PFIC for any year during which a United States unitholder held Units, the United States unitholder would be taxed under generally unfavorable rules that apply if a shareholder recognizes a gain on the sale or other disposition of PFIC stock or receives certain distributions with respect to the stock.  Among the consequences would be a loss of favorable capital gains rates and the imposition of an interest charge.  We do not believe that Penn West has been a PFIC during the prior taxable year and, based on our current operations and projections, do not believe that Penn West is or will become a PFIC during the taxable year ended December 31, 2007.  We note, however, that passive foreign investment company status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually.  Consequently, we can provide no assurance that we will not be a passive foreign investment company for either the current taxable year or for any subsequent taxable year.  United States unitholders are urged to consult their own tax advisors regarding our possible classification as a passive foreign investment company and the consequences if that classification were to occur, and the availability of the QEF election or mark to market election.

Foreign Tax Credits

Regardless of whether the distribution to a United States unitholder under the Plan is subject to tax under the passive foreign investment company rules or as described in “Amount Capable of Inclusion in Income”, any tax withheld by Canadian taxing authorities with respect to the distribution under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a United States unitholder’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes.  The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.  For this purpose, dividends the trust distributes with respect to Units will generally be “passive category income” for purposes of computing the foreign tax credit allowable to a United States unitholder.  Because of the complexity of those limitations, each United States unitholder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

United States Information Reporting and Backup Withholding

Dividends on our Units paid within the United States or through some U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding, currently at a 28% rate, unless the holder is a corporation or other exempt recipient or provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.  Information reporting requirements and backup withholding may also apply to the cash proceeds of a sale of our Units.

Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a United States unitholder’s U.S. tax liability, and a United States unitholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

INTERPRETATION

Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

NOTICES

All notices or other documents required to be given to Participants under the Plan, including certificates for Units and cheques, shall be mailed to Participants at the addresses shown on the records of the Agent.

Notices to the Agent shall be sent to:

CIBC Mellon Trust Company
600, 333 – 7 Avenue S.W.
Calgary, Alberta
T2P 2Z1
Attention:	Dividend Reinvestment Services
Facsimile:	(403) 264-2100

Notices to Penn West Energy Trust shall be sent to:

Penn West Petroleum Ltd.
2200, 425 – 1st Street S.W.
Calgary, Alberta
T2P 3L8
Attention:	Investor Relations
Facsimile:	(403) 777-2699

EFFECTIVE DATE OF THE PLAN

The effective date of the Plan (excluding the amendments contemplated by this amended and restated Plan) is December 8, 2005.

The effective date of the amendments contemplated by this amended and restated Plan is July 30, 2007.

PENN WEST ENERGY TRUST
Distribution Reinvestment  -  Authorization Form

Relating to the Amended and Restated Distribution Reinvestment and Optional Trust Unit Purchase Plan (the “Plan”) of Penn West Energy Trust (“Penn West”) dated December 8, 2005, as amended and restated on July 30, 2007 (as further amended from time to time).

To be completed by the REGISTERED HOLDER of trust units of Penn West.

If you are a BENEFICIAL OWNER of trust units of Penn West and wish to participate in the Plan, contact your broker, investment dealer, financial institution or other nominee who holds your units to provide instructions on how you would like to participate in the Plan, including participation as to less than 100 percent of your units.

If you are a REGISTERED HOLDER of trust units of Penn West and wish to participate in the Plan as to less than 100 percent of your units, you should arrange to transfer registration of such units to a broker, investment dealer, financial institution or other nominee who can accommodate such arrangements.

FORM A - DISTRIBUTION REINVESTMENT AUTHORIZATION
(Canadian and United States Residents Only)

Please complete this section, sign below and return this form to CIBC Mellon Trust Company at the address or facsimile number set forth below if you wish to reinvest your distributions in accordance with the Plan and have the additional units of Penn West issued on such reinvestment held for your account under the Plan.

I have received and read a copy of the text describing the Plan.  I hereby apply to participate in the Plan and direct Penn West to forward to CIBC Mellon Trust Company, as Agent under the Plan, all cash distributions paid on all units of Penn West registered in my name now or in the future, and direct CIBC Mellon Trust Company to reinvest such distributions, together with cash distributions on units held by the Agent for my account under the Plan, in additional units of Penn West, all in accordance with the distribution reinvestment component of the Plan and subject to proration and any applicable withholding tax as provided therein.

I represent and warrant to the Trust and CIBC Mellon Trust Company that I am, and when trust units of Penn West are purchased for my account in accordance with this direction I will be, a resident of Canada or the United States and, to the extent I hold trust units on behalf of a beneficial owner of trust units, such beneficial owner is, and when the trust units are purchased for such beneficial owner’s account in accordance with this direction such beneficial owner will be, a resident of Canada or the United States.

SIGNATURE OF REGISTERED UNITHOLDER	NAME OF REGISTERED UNITHOLDER
(PLEASE PRINT)

DATE:

ADDRESS INCLUDING MUNICIPALITY OF RESIDENCE

HOLDER ACCOUNT # (if known):	TELEPHONE #:

Note:  Authorization Forms must be received on or before the distribution record date in order to be effective for the monthly distribution payment date to which such record date relates.  Authorization Forms not received on or before such distribution record date will not be effective until the next month.

For further information, please contact:

CIBC Mellon Trust Company		OR	PENN WEST PETROLEUM LTD.
P.O. Box 7010			Administrator of Penn West Energy Trust
Adelaide Street Station			2200, 425 – 1st Street S.W.
Toronto, Ontario M5C 2W9			Calgary, Alberta T2P 3L8
Attention:	Dividend Reinvestment Services		Attention:	Investor Relations
Fax:	(416) 643-5020		Telephone:	(403) 777-2666
Toll Free:	1-800-387-0825		Fax:	(403) 777-2699
www.cibcmellon.com			www.pennwest.com

PENN WEST ENERGY TRUST
Optional Cash Payment – Authorization Form (Registered)

Relating to the Amended and Restated Distribution Reinvestment and Optional Trust Unit Purchase Plan (the “Plan”) of Penn West Energy Trust (“Penn West”) dated December 8, 2005, as amended and restated on July 30, 2007 (as further amended from time to time).

To be completed by the REGISTERED HOLDER of trust units of Penn West.  Residents of countries other than Canada who are registered holders of trust units are NOT eligible to make optional cash payments.

FORM B - OPTIONAL CASH PAYMENT AUTHORIZATION - REGISTERED HOLDER
(Canadian Residents Only)

If you wish to make an optional cash payment in accordance with the Plan, please complete this section, sign below and return this form to CIBC Mellon Trust Company at the address set forth below, together with a certified personal cheque made payable to “CIBC Mellon Trust Company” and CIBC Mellon’s Participant Declaration Form.  In order to be able to make an optional cash payment you must have previously enrolled in the Plan.

I have received and read a copy of the text describing the Plan.  Enclosed is an optional cash payment in the amount of $                     in the form of a certified personal cheque* payable to “CIBC Mellon Trust Company” (which payment must be at least $500 per remittance and not more than $5,000 per month and can be made monthly).  I hereby direct CIBC Mellon Trust Company, as Agent under the Plan, to invest the enclosed payment in additional units of Penn West in accordance with the Plan. I hereby confirm my understanding that any distributions received on units of Penn West held for my account under the Plan will automatically be reinvested in additional units of Penn West in accordance with the Plan.  I hereby represent and warrant to the Trust and CIBC Mellon Trust Company that I am, and when the trust units are purchased for my account in accordance with this direction I will be, a resident of Canada.

SIGNATURE OF REGISTERED UNITHOLDER	NAME OF REGISTERED UNITHOLDER
(PLEASE PRINT)

DATE:

ADDRESS INCLUDING MUNICIPALITY OF RESIDENCE

DRIP ACCOUNT # (if known):	TELEPHONE #:

Note: An optional cash payment must be received (together with a completed Optional Cash Payment Form) at least five (5) business days prior to a distribution payment date in order to be invested in additional units of Penn West.  Optional cash payments not received on or before such distribution payment date will not be invested in additional units of Penn West until the next month.  No interest will be paid on optional cash payments received but not yet invested in additional units of Penn West.

For further information, please contact:

CIBC Mellon Trust Company		OR	PENN WEST PETROLEUM LTD.
P.O. Box 7010			Administrator of Penn West Energy Trust
Adelaide Street Station			2200, 425 – 1st Street S.W.
Toronto, Ontario M5C 2W9			Calgary, Alberta T2P 3L8
Attention:	Dividend Reinvestment Services		Attention:	Investor Relations
Fax:	(416) 643-5020		Telephone:	(403) 777-2666
Toll Free:	1-800-387-0825		Fax:	(403) 777-2699
www.cibcmellon.com			www.pennwest.com

At least five (5) business days prior to a distribution payment date, please return to CIBC Mellon Trust Company at the address set forth above:

1.                                      this completed Optional Cash Payment Form B;

2.                                      certified personal cheque in the amount of your optional cash payment; and

3.                                      CIBC Mellon’s Participant Declaration Form (first time only).

*     Additional optional cash payments may be made following your initial payment by returning the portion from your statement  of account along with a certified cheque or bank draft for the optional payment amount.

PENN WEST ENERGY TRUST
Optional Cash Payment – Authorization Form (Beneficial)

Relating to the Amended and Restated Distribution Reinvestment and Optional Trust Unit Purchase Plan (the “Plan”) of Penn West Energy Trust (“Penn West”) dated December 8, 2005, as amended and restated on July 30, 2007 (as further amended from time to time).

To be completed by the BENEFICIAL OWNER of trust units of Penn West.  Residents of countries other than Canada who are beneficial owners of trust units are NOT eligible to make optional cash payments.

FORM C  - OPTIONAL CASH PAYMENT AUTHORIZATION – BENEFICIAL OWNER
(Canadian Residents Only)

If you wish to make an optional cash payment in accordance with the Plan, please complete this section, sign below and return this form to CIBC Mellon Trust Company at the address set forth below, together with a certified personal cheque made payable to “CIBC Mellon Trust Company” and CIBC Mellon’s Participant Declaration Form.  In order to be able to make an optional cash payment you must be previously enrolled in the Plan.

I have received and read a copy of the text describing the Plan.  Enclosed is an optional cash payment in the amount of $                      in the form of a certified personal cheque* payable to “CIBC Mellon Trust Company” (which payment must be at least $500 per remittance and not more than $5,000 per month and can be made monthly).  I hereby direct CIBC Mellon Trust Company, as Agent under the Plan, to invest the enclosed payment in additional units of Penn West in accordance with the Plan. I hereby confirm my understanding that any distributions received on units of Penn West held for my account under the Plan will automatically be reinvested in additional units of Penn West in accordance with the Plan.

CERTIFICATE OF BENEFICIAL OWNERSHIP

The undersigned hereby certifies, represents and warrants to Penn West and to CIBC Mellon Trust Company, and acknowledges that you are relying upon such certification, representation and warranty, that the undersigned: (i) is the beneficial owner of                    trust units of Penn West, which are held on behalf of the undersigned by the following intermediary; (ii) is, and when trust units are purchased for my account in accordance with this direction I will be, a resident of Canada; and (iii) has been enrolled in the Plan by its broker, investment dealer, financial institution or other nominee:

Name of Brokerage Firm or Other Intermediary	Name of Registered Representative (please print or type)

Account No.	Branch Location/City

Intermediary’s Telephone #	Intermediary’s Fax #

The undersigned hereby authorizes the above-named intermediary to disclose and to confirm to Penn West or CIBC Mellon Trust Company the ownership of trust units of Penn West by the undersigned.  The undersigned acknowledges that by executing this certificate, it is authorizing CIBC Mellon Trust Company as Agent for the Plan to enroll the undersigned directly as a participant in the Plan.

DATE:

Signature of Beneficial Unitholder	Name and Address of Beneficial Unitholder (please print or type)

Title of Officer Signing, if applicable	Telephone # of Beneficial Unitholder

Note: An optional cash payment must be received (together with a completed Optional Cash Payment Form) at least five (5) business days prior to a distribution payment date in order to be invested in additional units of Penn West.  Optional cash payments not received on or before such distribution payment date will not be invested in additional units of Penn West until the next month.  No interest will be paid on optional cash payments received but not yet invested in additional units of Penn West.

For further information, please contact:

CIBC Mellon Trust Company		OR	PENN WEST PETROLEUM LTD.
P.O. Box 7010			Administrator of Penn West Energy Trust
Adelaide Street Station			2200, 425 – 1st Street S.W.
Toronto, Ontario M5C 2W9			Calgary, Alberta T2P 3L8
Attention:	Dividend Reinvestment Services		Attention:	Investor Relations
Fax:	(416) 643-5020		Telephone:	(403) 777-2666
Toll Free:	1-800-387-0825		Fax:	(403) 777-2699
www.cibcmellon.com			www.pennwest.com

At least five (5) business days prior to a distribution payment date, please return to CIBC Mellon Trust Company at the address set forth above:

1.                                      this completed Optional Cash Payment Form C;

2.                                      certified personal cheque in the amount of your optional cash payment; and

3.                                      CIBC Mellon’s Participant Declaration Form (first time only).

*     Additional optional cash payments may be made following your initial payment by returning the portion from your statement of account along with a certified cheque or bank draft for the optional payment amount.

Participant Declaration Form

IMPORTANT: THIS FORM MUST BE FULLY COMPLETED if you have not submitted one previously and want to make an optional cash purchase under the terms of your plan.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder (collectively the “Act”) require that CIBC Mellon Trust Company (CIBC Mellon) collect and record certain information relating to certain accounts it maintains for individuals or entities under a plan. These requirements apply to participants who want to make optional cash payments to their plan.

Please read the instructions on the back before completing this form.

Part A – Account Information
PLAN SPONSOR/ISSUER OF SECURITIES	ACCOUNT NUMBER

ACCOUNT HOLDER’S ADDRESS	TELEPHONE NUMBER/E-MAIL ADDRESS (Optional)

Part B – Participant Declaration

I/We the account holder(s) named below (or, if applicable, the parent or legal guardian or authorized signing officers), hereby declare(s) as follows:
ACCOUNT HOLDER NAME	2nd ACCOUNT HOLDER NAME (IF APPLICABLE)

NAME OF PARENT OR LEGAL GUARDIAN OF THE ACCOUNT HOLDER OR AUTHORIZED SIGNING OFFICER(S) OF THE ACCOUNT HOLDER (IF APPLICABLE)

DATE OF BIRTH OF INDIVIDUAL SIGNING THIS FORM (DD/MM/YYYY)	DATE OF BIRTH OF 2nd INDIVIDUAL SIGNING THIS FORM (DD/MM/YYYY)
PRINCIPAL BUSINESS OR OCCUPATION OF ACCOUNT HOLDER	PRINCIPAL BUSINESS OR OCCUPATION of 2nd ACCOUNT HOLDER
And that (if applicable, check the appropriate box below):

☐	The account holder is a minor (under age 12) and the under-signed is his/her parent or legal guardian.	☐	The account holder is a corporation, partnership, trust or other entity (supporting documents and personal cheque(s) specified on the back of this form are enclosed)	☐	The account holder is a financial entity or securities dealer and is exempt from third party verification in Part B below (proceed to Part C).

Part C – Third Party Verification

Check one of the two boxes below. If the second box is marked, you must provide the information requested.

☐	This plan account is not intended to be used by, or on behalf of, a third party (proceed to Part D)	☐	This plan account is intended to be used by, or on behalf of a third party, and I have completed the applicable information fields immediately below.

NAME OF THIRD PARTY	ADDRESS OF THIRD PARTY

PRINCIPAL BUSINESS OR OCCUPATION OF THIRD PARTY	IF THIRD PARTY IS A CORPORATION, PROVIDE INCORPORATION NUMBER AND PLACE OF ISSUE

DESCRIBE THE NATURE OF THE RELATIONSHIP BETWEEN THE ACCOUNT HOLDER AND THE THIRD PARTY
Part D – Contribution

Amount of contribution (please note the important instructions about payment methods on the back of this form)	$

By participating in the plan, I/we agree to be bound by the terms and conditions in the prospectus or brochure that governs the plan which I/we have read and fully understand. I/we further agree that participation in the plan will continue until I/we notify CIBC Mellon in writing that I/we desire to terminate participation in the plan. I/we acknowledge that withdrawals from the plan will be subject to terms and conditions of the plan. I/we agree to inform CIBC Mellon if the information in Part C changes. I/we have attached the personal cheque if required as per the instructions on the back of this form.

SIGNATURE	SIGNATURE OF 2ndACCOUNT HOLDER	DATE (DD/MM/YYYY)

Participant Declaration Form: 13-07-2005

Instructions

If you have not previously completed and submitted a Participant Declaration form or the information in Part C has changed you must complete Parts A, B, C and (if applicable) D. Once you have filed an acceptable form, your account will be coded as ‘compliant’ and you will not have to submit another form for that account unless the information in Part C has changed.

This form must be signed by all account holders listed (or their parent or guardian if applicable). Without a valid Participant Declaration, CIBC Mellon cannot process further optional cash payments and will return your contribution.  This form ONLY applies to the plan account noted.

Once your account is ‘compliant’ you can use the form on the dividend reinvestment statement or complete Parts A and D of this form to make future optional cash payments.

Part A – Account Information

Enter the ACCOUNT NUMBER, COMPANY NAME (PLAN SPONSOR/ISSUER OF SECURITIES) and ACCOUNT HOLDER’S ADDRESS in the space provided. The account number can be found on a dividend reinvestment statement or dividend cheque.

Part B – Participant Declaration

The Act requires CIBC Mellon to validate the identity of account holders or their representatives.  The only viable way to do that under the Act is to obtain a personal cheque payable to CIBC Mellon drawn on an acceptable institution (see below), from all account holders or, if they are minors or corporate or other entities, their parent(s), legal guardian(s) or authorized signatories.  An acceptable institution is a Canadian financial institution or a foreign bank authorized in Canada under The Bank Act (Canada).

•    If the account is in the name of an individual who is a non-minor (12 and over) the account holder must provide his or her NAME, DATE OF BIRTH and PRINCIPAL BUSINESS OR OCCUPATION. The account holder must also, provide a personal cheque and sign and date the form.

•    If the account is in the name of an individual who is a minor (under 12) his/her parent or legal guardian must provide the NAME of the account holder.  The parent or legal guardian must provide their NAME and DATE OF BIRTH.  Under PRINCIPAL BUSINESS OR OCCUPATION indicate “minor child” or “student” and check the box indicating that the account holder is a minor. Each parent or legal guardian must also provide a personal cheque drawn on his/her own account, and sign and date the form.

•    If the account is in more than one name each account holder must provide their NAME, DATE OF BIRTH and PRINCIPAL BUSINESS OR OCCUPATION. Each individual must also provide a personal cheque unless both the plan and bank accounts are joint accounts in the same names.  Each account holder must also sign this form. This form provides for two account holders. If the plan is in the name of 3 or more account holders, please photocopy this form to provide for the additional holders.

•    If the account is in the name of a corporation, partnership, trust or other entity all individuals authorized by the corporation, partnership, trust or other entity to have signing authority over the account and give instructions with respect of the account must provide their NAME and DATE OF BIRTH.  They need not provide their PRINCIPAL BUSINESS OR OCCUPATION. Each authorized individual (up to a maximum of three) must provide a personal cheque payable to CIBC Mellon Trust Company for one dollar. Please note that the dollar is non-refundable.  Each authorized individual must also sign the form. This form provides for two authorized officers. If there are more than two, please photocopy this form to provide for the additional authorized officers.

A corporation must provide (i) a copy of corporate authority to operate the account (e.g. excerpts from articles, by-laws or board resolutions); and (ii) either a certificate of corporate status and list of directors or any other record that confirms its existence and includes a list of its directors (e.g. a filing under securities laws).

A partnership, trust or other entity must provide (i) description of its principal business or occupation; and (ii) a copy of a partnership agreement, articles of association or other document that evidences the entity’s existence.

A corporation, partnership, trust or other entity must provide a certificate of incumbency with specimen signatures for authorized individuals.

Part C – Third Party Verification

To meet the third-party verification requirements under the Act you must complete this section if it applies to your situation unless the named account holder is a financial entity as defined in the Act or a Canadian securities dealer. Provide the information required in relation to any third parties who may have an interest in the account.  A third party may include, without limitation, a spouse, relative, friend, business partner, employee or trust beneficiary.

Part D - Contribution

If you wish to make an optional cash purchase with this form, please send your payment to CIBC Mellon Trust Company with this form. No third party cheques, bank drafts, money orders or wire transfers will be accepted unless we have received personal cheques drawn on an acceptable institution from all those required to provide them as outlined above. Please write the account number and company number (plan sponsor/ issuer of securities) on your personal cheque.

Privacy Notice

At CIBC Mellon, an integral part of our commitment to service excellence is our commitment to the privacy of personal information entrusted to us.  In the course of providing trustee services to you and to our corporate clients, CIBC Mellon may collect personal information which includes name, address, telephone number and other contact information, occupation, social insurance number or other tax identification number, financial information concerning investments of the individual and other information we may collect with consent or as permitted or required by law.  CIBC Mellon will collect, use and disclose personal information (including the personal information you have given us on this form) to process your request, to administer your account and for other lawful purposes relating to our services – our Privacy Statement tells you more about this, and about our privacy commitment.  All personal information is collected, used and disclosed by us in accordance with our Privacy Statement.  It is available on our website at http://www.cibcmellon.com, or by writing us at: CIBC Mellon Privacy Officer, P.O. Box 1, 320 Bay Street, Toronto, Ontario M5H 4A6. Your signature on this form is your consent to the above.

Please return completed form to:	CIBC Mellon Trust Company Dividend Reinvestment P.O. Box 7010 Adelaide Street Postal Station Toronto, ON, M5C 2W9
If you have any questions please feel free to call our AnswerLine at: Or contact us using our secure online form:	416-643-5500 OR 1-800-387-0825 https://www.cibcmellon.com/investorinquiry